Exhibit 2.2

Joint Venture Contract

[Changchun FAWSN Science & Technology Development] Co. LTD

AND

[Wallbox Chargers] SL

JOINT VENTURE CONTRACT

[Wallbox Fawsn Charging Systems] Co. Ltd

Nov. 22nd, 2018

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CHAPTER X: COMPANY MANAGEMENT STRUCTURE	24

ARTICLE 38 - GENERAL MANAGER AND DEPUTY GENERAL MANAGER	24
ARTICLE 39 - ADDITIONAL MANAGEMENT PERSONNEL	25

CHAPTER XI: SUPERVISOR	25

ARTICLE 40 - APPOINTMENT OF SUPERVISOR	25
ARTICLE 41 - FUNCTIONS AND POWERS OF SUPERVISOR	25

CHAPTER XII: PURCHASE OF EQUIPMENT, RAW MATERIALS, CONTRACTS AND OTHERS	26

ARTICLE 42 - MATERIAL OR EQUIPMENT	26

CHAPTER XIII: LABOUR MANAGEMENT	26

ARTICLE 43 - LABOUR POLICIES	26
ARTICLE 44 - EMPLOYEES	27
ARTICLE 45 - LABOUR MANAGEMENT	27
ARTICLE 46 - LABOUR UNION	27

CHAPTER XIV: TAXES, FINANCE AND AUDIT	27

ARTICLE 47 - TAX LIABILITIES	27
ARTICLE 48 - INDIVIDUAL INCOME TAX	28
ARTICLE 49 - FINANCIAL REPORTS	28
ARTICLE 50 - PROFIT DISTRIBUTION	28
ARTICLE 51 - ACCOUNTING RULES	29
ARTICLE 52 - AUDIT	29
ARTICLE 53 - FOREIGN EXCHANGE	30

CHAPTER XV: DURATION AND TERMINATION OF THE JOINT VENTURE COMPANY	30

ARTICLE 54 - DURATION OF THE JOINT VENTURE COMPANY	30
ARTICLE 55 - EARLY TERMINATION	30

CHAPTER XVI: DISSOLUTION AND LlQUIDATION	32

ARTICLE 56 - DISSOLUTION AND LIQUIDATION	32

CHAPTER XVII: INSURANCE	34

ARTICLE 57 - INSURANCE	34

CHAPTER XVIII: AMENDMENTS TO THE CONTRACT	34

ARTICLE 58 - AMENDMENT AND ALTERATION	34

CHAPTER XIX: LlABILITIES FOR BREACH OF CONTRACT	35

ARTICLE 59 - LIABILITY FOR BREACH OF CONTRACT	35
ARTICLE 60 - MATERIAL BREACH	35
ARTICLE 61 - COMPENSATION FOR BREACH OF CONTRACT	36

CHAPTER XX: FORCE MAJEURE	36

ARTICLE 62 - FORCE MAJEURE	36

CHAPTER XXI: APPLICABLE LAW	37

ARTICLE 63 - APPLICABLE LAW	37

CHAPTER XXII: SETTLEMENT OF DISPUTES	37

ARTICLE 64 - CONSULTATION	37
ARTICLE 65 - ARBITRATION	38
ARTICLE 66 - PERFORMANCE OF THE CONTRACT DURING ARBITRATION	38

CHAPTER XXIII: LANGUAGE	38

ARTICLE 67 - LANGUAGE	38

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CHAPTER XXIV: MISCELLANEOUS	39

ARTICLE 68 - ENTIRE AGREEMENT	39
ARTICLE 69 - CONFIDENTIALITY	39
ARTICLE 70 - NOTICE	39
ARTICLE 71 - EXECUTION	40

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JOINT VENTURE CONTRACT

[Wallbox Fawsn Charging Systems] Co. Ltd

CHAPTER I: GENERAL PROVISIONS

In accordance with the “Law of the People’s Republic of China on Sino-Foreign Equity Joint Ventures” and other relevant Chinese laws and regulations, [Changchun FAWSN Science & Technology Development] Co. Ltd of the People’s Republic of China and [Wallbox Chargers] SL, adhering to the principle of equality and mutual benefit and through friendly consultations, agree to jointly invest in and to set up “[Wallbox Fawsn Charging Systems] Co. Ltd”, a joint venture enterprise in SuZhou City, People’s Republic of China (hereinafter referred to as “PRC” or “China”) and have therefore established this contract (hereinafter referred to as the “Contract” or the “Joint Venture Contract”).

CHAPTER II: PARTIES TO THE JOINT VENTURE COMPANY

ARTICLE 1 - PARTIES TO THE JOINT VENTURE CONTRACT

The Parties to this Contract (hereinafter collectively referred to as the “Parties” and individually as “Party”) are:

[Changchun FAWSN Science & Technology Development] Co. LTD of China (hereinafter referred to as “[Party A]”), registered with Hi-tech Zone Sub-branch of [Changchun] City Bureau of Administration of Industry and Commerce, China, with business license No. [91220101MA0Y5NAR2U] and with its legal address at [Room 441-6, 4th Floor, No. 1357H Jinhu Avenue, Hi-tech Zone, Changchun], postcode [130000], People’s Republic of China.

Duly represented by Mr. [Sun Jun], [Legal Representative]

Nationality: [China]

AND

[Wall box Chargers] SL of Spain (hereinafter referred to as “[Party B]”) register under registration No. [ES B66542903] , and with its legal address [C/Anabel Segura 7 H, Alcobendas - Madrid], postcode, [28108] Spain Duly represented by Mr. [Enric Asuncion], [Legal Representative]

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Nationality: [Spain]

ARTICLE 2 - REPRESENTATIONS AND WARRANTIES

Each of [Party A] and [Party B] represents and warrants to the other that:

(i)

it is a duly organised and validly existing legal person in its own country and has the full power and right to conduct its business in accordance with its business license, articles of association or similar corporate organisational documents as stated in the official document confirming its due establishment, power and authority provided by each Party to the other;

(ii)

it has the full power and authority to enter into and to perform its obligations under this Contract, and its execution and performance of this Contract does not and will not constitute any breach or violation of any contract or agreement to which it is a party, or any corporate, regulatory documents, laws and regulations; and,

Either Party further warrants to the other Party that each such representation and warranty made by it is true, correct and accurate as of the date of this Contract and no such representation or warranty omits any matter, and the omission of which makes any such representation or warranty misleading. Either Party shall indemnify the other Party against any and all losses, including inter alia any related interest, penalties and reasonable legal counsel fees that may arise in the event that any of the foregoing representations and warranties is incorrect, inaccurate or misleading.

CHAPTER III: ESTABLISHMENT OF THE JOINT VENTURE COMPANY

ARTICLE 1 - ESTABLISHMENT OF THE JOINT VENTURE COMPANY

3.1.

In accordance with the “Law of the People’s Republic of China on Sino-Foreign Equity Joint Ventures” (hereinafter referred to as the “Joint Venture Law”), the “Regulations for the Implementation of the Law of the People’s Republic of China on Sino-Foreign Joint Ventures” (hereinafter referred to as the “Joint Venture Regulations”) and other relevant Chinese laws and regulations, [Party A] and [Party B] agree to set up in [Su Zhou] City, China, an equity joint venture limited liability company (hereinafter referred to as the “Joint Venture Company”).

3.2.

[Party A] and [Party B] shall together prepare the Feasibility Study Report if required by relevant authorities for the purpose of the incorporation of the Joint Venture Company. With the support from [Party B], [Party A] shall be responsible for handling (i) the registration for the incorporation of Joint Venture Company with the Registration Authorities, (ii) the filing for the incorporation of Joint Venture Company with the Commerce Department, and (iii) any other registrations or filings necessary for the incorporation of Joint Venture Company with relevant authorities. [Party B] shall cooperate with [Party A] and provide the latter with any and all necessary documentation for the purpose of such registrations and filings.

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For the purpose of this Contract, the “Commerce Departments” shall refer to any and all government authorities in charge of filing the incorporation of the Joint Venture Company. The “Registration Authorities” shall refer to any and all government authorities in charge of carrying out the registration for the incorporation of the Joint Venture Company.

[Party B] shall submit to [Party A], for review, a copy of any and all documents to be submitted to the Registration Authorities, Commerce Departments and other relevant authorities in relation to the setting up of the Joint Venture Company. [Party A] shall not submit any such document to the Registration Authorities, Commerce Departments and other relevant authorities, or to any other third party without the prior consent of [Party B].

[Party A] shall provide [Party B] with (i) certified copies of all the application documents submitted to the Registration Authorities, Commerce Departments and other relevant authorities for the purpose of the filing and registration procedures referred to in the above paragraph and, (ii) copy of any notification, letter, official reply, approval certificates, business license as well as any other document received from the Registration Authorities, Commerce Departments and other relevant authorities upon receipt thereof.

ARTICLE 2 - NAME AND LEGAL ADDRESS OF THE JOINT VENTURE COMPANY

The name of the Joint Venture Company in English is “[Wallbox Fawsn Charging Systems] Co. Ltd”.

The name in Chinese is “[ ] ”.

The registered address of the Joint Venture Company shall be at Suzhou, Jiangsu Province, People’s Republic of China

The Joint Venture Company may establish branch offices, subsidiaries and other affiliated entities as may be deemed necessary for its operations, inside or outside of China, following decision of the Board of Directors with necessary registrations, filings, approvals from relevant authorities (if needed) and in accordance with the relevant PRC laws and regulations.

ARTICLE 3 - COMPLIANCE WITH PRC LAWS AND REGULATIONS

All activities of the Joint Venture Company shall abide by the relevant PRC laws and regulations.

The Joint Venture Company shall be protected under the laws of the People’s Republic of China and shall be provided with lawful rights and relevant preferential treatments.

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ARTICLE 4 - FORM OF ORGANISATION

The Joint Venture Company shall be a Chinese legal person and a limited liability company. The liability of each Party is limited to its contributions to the registered capital in accordance with Chapter V of this Contract, including each Party’s stake in any subsequent capital increases decided in compliance with any relevant Chinese laws and regulations. No Party shall have any liability of any sort for the debts and obligations of the Joint Venture Company. Accordingly, creditors of the Joint Venture Company shall only have recourse to the assets of the Joint Venture Company.

Subject to this limitation, the Parties shall share the profits, risks and losses of the Joint Venture Company in proportion to their respective contributions to the Registered Capital of the Joint Venture Company.

CHAPTER IV: PURPOSE, SCOPE AND SCALE OF PRODUCTION AND OPERATION

ARTICLE 1 - PURPOSE OF THE JOINT VENTURE COMPANY

The purpose of the Joint Venture Company is, in accordance with the desire of the Parties of enhancing economic co-operation and technical exchanges:

(i)	to build, own and/or lease, operate and manage [Electric vehicle charging system] manufacturing plant (hereinafter referred to as the “Plant”);

(ii)	to produce Products (as defined in below Article 8);

(iii)	to buy in China or import any products and/or material necessary for the production of the Products;

(iv)	to sell the Products to customers within China;

(v)

to gain a competitive market position both in quality and in price in the automobile business, by adopting advanced and appropriate technology and management methods, so as to raise economic results and ensure profitable operations as well as satisfactory economic benefits for the Joint Venture Company.

ARTICLE 2 - SCOPE OF BUSINESS OF THE JOINT VENTURE COMPANY

28.2.1 The scope of business of the Joint Venture Company shall be the design, research and development, production, sale, distribution of [AC charging], [DC charging], [software of electric vehicle charging system], [wireless charging] and any other [products and service related to electric vehicle charging system] (the “Products”), subject to the registration of the Registration Authorities.

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CHAPTER V: TOTAL AMOUNT OF INVESTMENT AND REGISTERED CAPITAL

ARTICLE l - TOTAL AMOUNT OF INVESTMENT

The total amount of investment of the Joint Venture Company is Renminbi [40] Million (RMB [40,000,000]) (the “Total Investment”).

ARTICLE 2 - REGISTERED CAPITAL

10.1.	The registered capital of the Joint Venture Company is Renminbi [20] Million (RMB [20,000,000]) (the “Registered Capital”).

10.2.	Of the total Registered Capital:

(a)	[Party A] shall subscribe to [50] percent ([50]%) of the Registered Capital of the Joint Venture Company, by RMB;

(b)	[Party B] shall subscribe to [50] percent ([50]%) of the Registered Capital of the Joint Venture Company, by Euro

ARTICLE 3 - PARTIES’ CONTRIBUTIONS

11.1.	The Parties’ contributions to the Joint Venture Company’s Registered Capital are as follows:

[20] Million RMB

11.2.

[Party A]’s Registered Capital contribution shall be made RMB [5] Million (RMB [5,000,000]) within 2 months of the date of the issuance of the business license of the Joint Venture Company (the “Business License Date”), the rest [5] Million capital contribution shall be made within 10 years since the Business License Date, based on the BOD’s decision.

[Party B]’s Registered Capital contribution shall be made RMB [5] Million (RMB [5,000,000]) within 2 months of the date of the issuance of the business license of the Joint Venture Company (the “Business License Date”), the rest [5] Million capital contribution shall be made within 10 years since the Business License Date, based on the BOD’ s decision.

11.3.

In the event a Party fails to make its capital contribution on schedule, in whole or in part, such Party shall pay to the Joint Venture Company the penalty as set forth in Article 60.1 hereof. If any Party does not make its capital contribution in full within sixty (60) days after the due date, the other Party shall have the right to tenninate this Contract and claim damages from the Defaulting Party, provided that the penalty as per Article 60.1 shall cease to accrue as of the date of the notice of termination of this Contract.

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ARTICLE 4 - ADDITIONAL FINANCING

12.1.

The difference between the Total Investment and the Registered Capital of the Joint Venture Company, i.e. RMB [20,000,000], including working capital, shall be financed by by loans granted by either Party or one or several financial institution(s) inside or outside the PRC.

12.2.	If needed, and with prior mutual consent of the Parties, bank loans will be guaranteed by each Party pro rata to its share in the equity of the Joint Venture Company.

ARTICLE 5 - CAPITAL CONTRIBUTION CERTIFICATION, CHANGE IN THE REGISTERED CAPITAL

13.1.

The capital contribution of each Party shall be verified by a mutually agreed accounting firm duly registered in China who shall issue a verification report. Upon receipt of satisfactory verification reports, the Joint Venture Company shall issue to each Party an investment certificate evidencing said Party’s interest in the Joint Venture Company, signed by the Chairman of the Board of Directors.

13.2.

The Joint Venture Company may increase its Registered Capital in compliance with the provision of Article 28.3 hereof and subject to registrations and filings with relevant authorities (if needed). In case the required unanimous vote as per Article 28.3 cannot be reached by the Board of Directors, any financing of a new project of the Joint Venture Company may be obtained through a bank or shareholder loan at conditions to be negotiated by the management of the Joint Venture Company, and approved by the Board of Directors. Should either Party elect not to subscribe or contribute to all or part of an increase of Registered Capital duly decided and approved, the corresponding subscription rights of said Party shall be assigned to the other Party, and the shareholding structure of the Joint Venture Company shall be changed accordingly.

13.3.

The Joint Venture Company may reduce its Registered Capital in compliance with relevant Chinese laws and regulations and the provision of Article 28.3 hereof subject to registrations and filings with relevant authorities (if needed).

ARTICLE 6 - TRANSFER OF INTEREST

14.1.

Except as otherwise provided in this Article 14, no Party may assign or otherwise dispose directly or indirectly of all or part of its interest in the Joint Venture Company’s Registered Capital (hereinafter referred to as a “Transfer of Interest”) or mortgage, pledge or otherwise encumber such interest to a third party without the written consent of the other Party.

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14.2.

Any proposed Transfer of Interest by either Party shall be subject to the repayment of and/or to the transferee accepting the assignment by the transferor of any shareholder loan existing between the transferor and the Joint Venture Company, in proportion to the percentage of the transferred interest in the transferor’s total interest in the Joint Venture Company’s Registered Capital.

14.3.	Any proposed Transfer of Interest by either Party to any third party other than the Parties of the Joint Venture Company shall first consist of an offer to sell such interest to the other Party.

If the other Party accepts the offer within thirty (30) days from receipt of such offer, the Parties shall effect the Transfer of Interest within a period of 120 days from the resolution of the Board of Directors in respect of the Transfer of Interest, failure of which shall entitle the selling Party to offer a Transfer of Interest to any third party. The procedure described in Article 14.4 to 14.5 hereunder shall then apply.

If the other Party fails to reply or refuses to accept the offer within thirty (30) days from receipt of such offer, the selling Party shall be free to offer a Transfer of Interest to any third party. The procedure described in Articles 14.4 to 14.5 hereunder shall then apply.

14.4.

In the event any Party has entered into a letter of intent or similar agreement with a third party with respect to the Transfer of Interest on a bona fide basis, the other Party shall benefit from a pre-emptive right of purchase on such interest under the terms and conditions set out hereinafter.

(a)

The Party who wishes to transfer all or part of its interest in the Registered Capital of the Joint Venture Company (hereinafter referred to as the “Transferring Party”) shall notify its intention in writing to the other Party (hereinafter referred to as the “Non-Transferring Party”) and to the Board of Directors (hereinafter referred to as the “Transfer Notice”). The Transfer Notice shall include the following information:

•	Complete name and address of the prospective transferee;

•	Percentage of interest intended for transfer;

•	Proposed price, payment methods and payment time;

•

A written irrevocable undertaking of the prospective transferee to comply with the terms and conditions of this Contract and any and all agreements of any kind whatsoever to which the Transferring Party is a party in relation to the management, operation or financing of the Joint Venture Company.

(b)

Within thirty (30) days from the receipt of the written Transfer Notice, the Non-Transferring Party may exercise its pre-emptive right of purchase on all, but not part of, the interest intended for transfer by notifying the Transferring Party and the Board of Directors. The Non-Transferring Party shall have to exercise its pre-emptive right for the entire interest intended for transfer under the exact terms and conditions contained in the Transfer Notice.

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14.5.	The Transferring Party shall be entitled to transfer the interest intended for transfer under the exact terms and conditions contained in the Transfer Notice, if the following conditions are met:

(i)	the Non-Transferring Party has waived its pre-emptive right or failed to exercise its pre-emptive right within the prescribed time period under Article 14.4 above

It is being understood that in such case the Parties shall cause the Directors they appointed to the Board of Directors to vote in favour of such Transfer of Interest.

Any failure to effect the Transfer of Interest to the transferee within a period of 120 days from the resolution of the Board of Directors in respect of the Transfer of Interest shall obligate the Transferring Party to commence a new procedure set forth under Article 14.4.

14.6.

If there is a Change of Control in one of the Parties shareholding, the other Party shall immediately be informed and shall have the right to acquire, or ask a third party of its choice to acquire, all of such Party’s interest in the Registered Capital of the Joint Venture Company, and such Party will be deemed to have given its consent to such transfer. Alternatively, the other Party shall have the option to request the Party affected by a Change of Control to acquire all of its own interest in the Joint Venture Company.

For purposes of this Article 14.6 “Change of Control” shall mean the acquisition by a third party (other than an affiliate, being an entity that, directly or indirectly, controls, or is controlled by, either Party, or is under common control with such Party) of an interest in one of the Parties to this Contract representing:

a)	the ownership (directly or indirectly) of more than 50 per cent or an equivalent factual majority of the voting share capital of the respective Party; or

b)	the ability to direct the casting of more than 25 per cent of the votes exercisable at general shareholder meetings of the respective Party on all, or substantially all, matters;

14.7.

Notwithstanding the foregoing, if [Transferring Party] transfers, with or without consideration, all its Transfer of Interest to any of its parent companies or subsidiaries of its parent companies, or its own subsidiaries, [Non-Transferring Party] shall be deemed to have waived to exercise its preemptive right and granted consent to the proposed transfer, and [Transferring Party] must immediately give written notices to [Non-Transferring Party] and the Board of the transfer and provide reasonable proof of the relationship between the [Transferring Party] and transferee. [Non-Transferring

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Party] shall issue a written consent to such transfer and take all necessary measures in relation thereto, including but not limited to procuring its appointed Director(s) to vote in favor of the transfer.

CHAPTER VI: RESPONSIBILITIES OF EACH PARTY TO THE JOINT VENTURE COMPANY

ARTICLE 1 - RESPONSIBILITIES OF EACH PARTY TO THE JOINT VENTURE COMPANY

In addition to their other obligations contained in this Contract, the Parties shall be respectively responsible for the following matters:

15.1.	Responsibilities of [Party A]

1)	making its contributions to the Joint Venture Company in accordance with Chapter V;

2)

assisting the Joint Venture Company in obtaining from any and all relevant PRC authorities the authorisations, approvals, qualifications, rights and certificates necessary for the setting up and operation of the Joint Venture Company and the Plant; assisting the Joint Venture Company in obtaining from the relevant authorities approval, registration, modification and renewal of the Joint Venture Company’s business license and all other matters concerning the establishment, existing and operation of the Joint Venture Company; and, upon request of its General Manager, assisting the Joint Venture Company on a day to day basis in its relations with the relevant Chinese authorities;

3)	grant the Joint Venture Company to use its registered trademark(s) subject to the trademark license agreement to be entered into separately;

4)

If the position of Chairman is held by Party A, Party A shall select suitable qualified and experienced personnel to serve as Deputy General Manager; If the position of Chairman is held by Party B, Party A shall select suitable qualified and experienced personnel to be the General Manager. The functions of the Chairman and General Manager rotate between Party A and Party B every three years. Once the term of three years has expired and upon mutual consent, the parties may agree to renew the current Chairman, Vice Chairman, General Manager and Vice General Manager for another term of three (3) years. The financial affairs shall be jointly managed by both Parties.

5)

assisting the Joint Venture Company in obtaining raw materials, equipment, components, parts, power supplies, water and other utilities, communication facilities and transportation tools and services from sources within China;

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6)

assisting the Joint Venture Company on product sales in China; provide market support related to the Joint Venture Company subject to the service agreement to be entered into separately, relevant service fees to be charged by Party A shall be as follows: The EBIT calculation shall be after rate charge (Wallbox and FAWSN)

Total JV Revenue		EBIT>0%	EBIT<0%
From	To (included)	FAWSN % Rate	FAWSN% Rate
0	10.000.000,00€	5%	2%
10.000.000,00€	25.000.000,00€	4%	2%
25.000.000,00€	100.000.000,00€	3%	2%
100.000.000,00€		2%	2%

7)	assisting the establishment of functions in the Joint Venture Company and provide necessary support to ensure the management level of the Joint Venture Company meets the requirements of domestic OEM;

8)	endeavouring to look for and select competitive financial resources, to fund the Joint Venture Company’s financing and expansion if needed;

9)

assisting the Joint Venture Company, upon request, in applying for licenses for the import of equipment and machinery, tools, raw materials, office furniture and equipment, vehicles and other material required for the Joint Venture Company’s production and operations, and in carrying out all import and customs formalities in respect thereto;

10)

assisting the staff of [Joint Venture Company] and the foreign staff of the Joint Venture Company and their families, in applying for and obtaining their entry visas, resident permit, work and travel permits; and

11)

upon request of the Joint Venture Company, expressed by the General Manager or by a resolution of the Board of Directors, and without prejudice to any more detailed obligations set out elsewhere in this Contract assisting the Joint Venture Company in:

a)

handling all the relevant applications to the relevant PRC authorities for (i) obtaining all approvals, registrations, tax and other exemptions and benefits from any preferential customs, foreign exchange, tax or other treatment which are or may become available to the Joint Venture Company under laws or provisions relating to encouragement of foreign investment in China or otherwise, (ii) obtaining permits, licenses and other approvals required in connection with safety and environmental matters and (iii) other matters necessary for the operation of the Joint Venture Company as contemplated in this Contract or subsequently to the execution thereof;

b)

in the event that any measure of legal or administrative force is introduced or taken or any commercial measure is implemented by any Chinese entity whatsoever having an adverse effect either on the Joint Venture Company or on the Parties to the Joint Venture Company, using its best efforts to limit or avoid the effects of such measure in accordance with PRC laws and regulations;

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12)	Party A supports and assists the IPO of the Joint Venture Company

28.2.1 Any reasonable external costs incurred to [Party A] arising from or in connection with its performance of obligations under the above items (4) through (12) shall be borne by the Joint Venture Company.

15.2.	Responsibilities of [Party B]

1)	making its contributions to the Registered Capital in accordance with Chapter V;

2)	grant the Joint Venture Company to use its registered trademark(s) subject to the trademark license agreement to be entered into separately;

3)

provide the technical support, including all necessary elements to be able to manufacture the hardware products (including no limitation to product 1-AC charger based on OEM specs, product 2-AC charger with Bluetooth, product 3-AC charger with Wifi+Bluetooth, and Product4-DC charger, etc.) locally at the JV factory (documentation, drawings, technical support, product) subject to the service agreement to be entered into separately. Relevant fees to be charged by Party B shall be as follows: The EBIT calculation shall be after rate charge (Wallbox and FAWSN);

Total JV Revenue		EBIT>0%	EBIT<0%
From	To (included)	Wallbox% Rate	Wallbox% Rate
0	10.000.000,00	€5%	2%
10.000.000,00€	25.000.000,00	€4%	2%
25.000.000,00€	100.000.000,00	€3%	2%
100.000.000,00€		2%	2%

The cloud software solution, (mobile app and cloud) which apply for semi-public/public business segment, need to be discussed as a separate topic between Party B and the Joint Venture Company later.

4)	assisting the Joint Venture Company in obtaining materials and equipment from sources outside of China, if needed;

5)

upon request of the Joint Venture Company, assigning personnel of the Joint Venture Company for the setting up of the Plant, providing training resources to the Joint Venture Company personnel on new technologies;

6)

If the position of Chairman is held by Party B, Party B shall select suitable qualified and experienced personnel to serve as Deputy General Manager; If the position of Chairman is held by Party A, Party B shall select suitable qualified and experienced personnel to be the General Manager. The functions of the Chairman and General Manager rotate between Party A and Party B every three years. Once the term of three years has expired and upon mutual consent, the parties may agree to renew the current Chairman, Vice Chairman, General Manager and Vice General Manager for another term of three (3) years. The financial affairs shall be jointly managed by both Parties.

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7)

endeavouring to look for and select competitive financial resources, from abroad or from foreign banks set up and operating in the People’s Republic of China if necessary, to fund the Joint Venture Company’s financing and expansion;

8)	assisting the Joint Venture Company to obtain the product certificate of foreign technical center (such as German Volkswagen’s technical approval, etc.) for domestic projects;

9)

upon request of the Joint Venture Company, expressed by the General Manager or by a resolution of the Board of Directors, assisting the Joint Venture Company to recruit management officers or senior technical personnel and arranging for their replacement.

10)	Assist the Joint Venture Company on managing the local design, research and development team focused on the application to the Chinese market.

11)	Assist the Joint Venture Company on managing the Plant and the quality control.

12)	Party B supports and assists the IPO of the Joint Venture Company

Any reasonable external costs incurred to [Party B] arising from or in connection with its performance of obligations under the above items (3) through (12) shall be borne by the Joint Venture Company.

CHAPTER VII: LEASE AND OPERATION OF THE PLANT, RESEARCH AND DEVELOPEMENT AND LICENSE OF TECHNOLOGY

ARTICLE 1 - LEASE OF THE PLANT

The Joint Venture Company will rent the Plant in [ Su Zhou] for operations.

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ARTICLE 2 - OPERATION OF THE PLANT

Both Parties agree that [Party A] will assist the operation of the Joint Venture Company, mainly including providing product sales, personnel management, production manufacturing, quality assurance and other support.

Both Parties agree that [Party B] will assist the operation of the Joint Venture Company, mainly including providing product development, production process, marketing, quality and purchasing support.

Both Parties agree that [Party A and Party B] shall assign financial personnel to jointly manage the financial affairs of the Joint Venture Company.

ARTICLE 3 - LICENSE OF TECHNOLOGY AND MARKET SUPPORT

Party B allows the Joint Venture Company to use relevant products and technical materials. The JV will compensate Party B according to the condition define in article 15.2.

Party A would provide the Joint Venture Company with market support. The Joint Venture Company will compensate Party A according to the condition define in article 15.1

ARTICLE 4 - INVENTIONS

19.1.

Any invention or discovery, whether patentable or not, including all recommendations, ideas and suggestions conceived by the Joint Venture Company (each an “Invention”), which is related to the Products and not a mere improvement of technology licensed by [Party B], shall be the sole property of the Joint Venture Company without any limitation and/or reservation of rights by [Party A] or [Party B] or their respective employees or representatives.

19.2.

Where the Joint Venture Company proposes to collaborate with a Party or any of such Party’s affiliates in the development of a new technology, the Parties shall first enter into an agreement in writing in respect of the ownership and the right to use such new technology or improvement.

CHAPTER VIII: AUTOMOBILE COMPONENTS SALES AND DISTRIBUTION

ARTICLE 1 - SALES AREA

The products produced by the Joint Venture Company will be sold and distributed in China by the Joint Venture Company. The Joint Venture Company enjoys the exclusive marketing right of FAW group.

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ARTICLE 2 - NON COMPETITION

Business activities of the Joint Venture Company will be started being limited to the OEM market in China, the other markets will be agreed by both Parties. Neither Party A nor Party B shall compete with the Joint Venture Company in Chinese market in the Joint Venture Company’s business scope.

ARTICLE 3 - SALES METHODS AND PRICE

The Joint Venture Company shall be free to determine, the ways in which the Products will be marketed and distributed in order to ensure the maximum profitability for the Joint Venture Company. This will be limited to the OEM market in China, other markets will be agreed by both Parties.

The Joint Venture Company shall be free to determine and change the selling prices of the Products at its own discretion, in accordance with market conditions. Substantial changes in the price and margin strategy should be approved from both Parties.

ARTICLE 4 - TRADEMARK(S) AND TRADE NAME(S)

Party A and Party B allow the joint venture company to use their registered trademarks based on Article 15.;

CHAPTER IX: THE BOARD OF DIRECTORS

ARTICLE 1 - ESTABLISHMENT OF THE BOARD OF DIRECTORS

The Business License Date shall also be the date of establishment of the Board of Directors of the Joint Venture Company.

ARTICLE 2 - COMPOSITION OF THE BOARD OF DIRECTORS

The Board of Directors shall consist of four (4) Directors: 2 of them appointed by Party A, 2 of them appointed by Party B. - including one (1) Chairman and one (1) Vice Chairman. The Chairman and Vice Chairman of the Board of Directors shall be appointed alternatively by [Party A] and [Party B], each appointment being for a term of three (3) years. The first Chairman shall be appointed by Party A, while the first Vice Chairman shall be appointed by Party B. Once the term of three years has expired and upon mutual consent, the parties may agree to renew the current Chairman and Vice Chairman for another term of three (3) years.

If for any reason there is a vacancy on the Board of Directors, a substitute Director shall be appointed by the Party by whom the absent Director was originally appointed. Such substitute Director shall assume the term of the departing Director, whose vacancy is thereby filled. A Director may only be removed or replaced by the Party that appointed him/her. Appointment or removal of any Director (including the Chairman and Vice Chairman) shall be done by written notification of the appointing Party to the Joint Venture Company and the other Party stating the name and, in the case of an appointment, the personal history background of the candidate for Director.

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In the event the participation in the Joint Venture Company by the Parties materially changes, in particular if [Party A or Party B]’s equity interest increases to exceed fifty percent (50%) or if [Party A or Party B]’s equity interest increases to exceed eighty percent (80%) of the Registered Capital of the Joint Venture Company, the Parties undertake to mutually agree on a reasonable modification of the Board composition and to amend this Article and the Articles of Association of the Joint Venture Company accordingly.

Each Director present or represented by proxy at a Board meeting shall have one (1) vote.

ARTICLE 3 - BOARD MEETINGS

The Board of Directors shall hold at least one (1) ordinary meeting each year. An extraordinary meeting of the Board of Directors shall be held whenever the Chairman deems necessary or appropriate or whenever two (2) or more Directors so request in writing.

ARTICLE 4 - QUORUM AND PROXY

In accordance with the Joint Ventures Law, at least 2/3 of all Directors present or represented by proxy constitutes a quorum of the Board meeting. If a quorum is not attained within one (1) hour from the time for the holding of a meeting as set forth in the meeting notice pursuant to Article 33 below, the Chairman of the Board, or the Vice-Chairman, or another Director duly empowered by the Chairman to that effect, shall, within fifteen (15) days, convene a new meeting to be held with a ten (10)-day prior written notice. Upon such reconvened meeting, the presence or the representation by proxy of any three (3) Directors shall constitute a valid meeting of the Board of Directors, which can duly decide according to the provisions of Article 28 below.

A Director, who is unable to attend the Board meeting, may appoint another Director, including but not limited to letter and email, as proxy to vote in his place. A single Director may represent one or more Directors at a Board meeting, provided that such Directors were appointed by the same Party.

ARTICLE 5 - BOARD DECISIONS

28.1.

The Board of Directors is the authority of the Joint Venture Company enjoying the highest power. It decides on all major issues of the Joint Venture Company, including but not limited to the issues specified below in this Article and those specified in Articles 28.2 and 28.3.

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The following (including without limitation) issues shall notably be decided by the Board of Directors:

(i)	approval of budget, financial report, balance sheet and distribution of dividends of the Joint Venture Company;

(ii)	approval of any legal procedure (litigations, arbitrations, administrative appeals, etc.) with a financial impact of more than RMB [1] million initiated by the Joint Venture Company;

(iii)	appointment and termination of the external accounting firm;

(iv)	sales or disposal of any asset with values greater than RMB [500,000]

(v)	acquisition of any asset with a value of ten percent (10%) greater than the budget as approved by the Board of Directors in accordance with Article 28.1(i);

(vi)	any bank loans or shareholder loans of the Joint Venture Company.

(vii)	the provision of any guarantees, mortgages, encumbrances or other security rights with banks to get loans for the Joint Venture Company.

(viii)	increase of the production capacity of the Joint Venture Company;

(ix)	any investment made by the Joint Venture Company. The General Manager will be entitled to decide small investments within limits decided by the Board.

(x)	Approbation of audit report and allocation of losses;

(xi)	Appointment, removal, replacement or adjustment of salary of the General Manager and the Deputy General Manager of the Joint Venture Company;

(xii)	All issues specified elsewhere in the Joint Venture Contract or Articles of Association or by applicable law.

28.2.

In accordance with the Joint Ventures Law, all issues, including the major issues (including without limitation) listed in Article 28.1 above, shall be decided by a vote at simple majority of all Directors present or represented by proxy at a meeting, unless this Contract requires a unanimous vote of the Directors as provided under Article 28.3 below.

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28.3.	Notwithstanding the provisions of Articles 28.1 and 28.2 above, the following major issues may only be decided by the unanimous vote of all Directors present or represented by proxy at a meeting:

(i)	amendment of the Articles of Association of the Joint Venture Company;

(ii)	termination, dissolution, liquidation (including approval of the liquidation plan) and duration extension of the Joint Venture Company;

(iii)	any increase in or reduction of the Registered Capital of the Joint Venture Company;

(iv)	merger of the Joint Venture Company with another economic entity or split of the Joint Venture Company; and

(v)	Other issues dedicated to unanimous vote of Board in the Joint Venture Contract or in the Articles of Association of the JV.

ARTICLE 6 - WRITTEN BOARD RESOLUTIONS

A Board resolution in writing shall be validly passed in lieu of Board meetings, where the draft resolution shall have been sent to all Directors and where the text of the resolution in Chinese and in English has been duly signed by the number of Directors in accordance with Article 28.2 and 28.3 as the case may be.

ARTICLE 7 - DEADLOCK

30.1.

The Board shall be deemed in a deadlock (the “Deadlock”) when (i) no effective Board meeting can be held pursuant to this Contract, the Articles of Association of the Joint Venture Company and the applicable laws for a period of consecutive twelve (12) months; or (ii) no resolution can be passed regarding a specific matter for consecutive two (2) Board meetings.

30.2.

Upon the occurrence of a Deadlock, the Chairman shall, within thirty (30) days, prepare and deliver a full report regarding the Deadlock situation to the Parties respectively. The representatives of the Parties may, within the additional thirty (30) days immediately following the date of receipt of such report, endeavour to successfully conciliate such Deadlock. In case the representative of the Parties fail to successfully resolve such Deadlock during such relevant timeframe, any Party may serve to the other Party a Termination Notice as set forth in Article 55.1.

ARTICLE 8 - HOLDING OF BOARD MEETINGS

Meetings of the Board of Directors will generally be held on the premises of the Joint Venture Company, unless the Chairman specifies another location in the notice of the

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meeting issued in accordance with Article 33. Meetings of the Board of Directors shall be conducted in Chinese and in English. The Joint Venture Company shall, at its own expense, arrange for the presence of at least one (1) qualified interpreter at meetings of the Board of Directors.

28.2.1 Board meetings may also be held by video- or telephone-conference if so convened by the Chairman.

ARTICLE 9 - CONVOCATION OF THE BOARD

Meetings of the Board of Directors shall be called and presided over by the Chairman or in his absence, by the Vice-Chairman or by another Director duly empowered in writing by the Chairman.

Notwithstanding the provisions of the preceding paragraph, should the Chairman or, as the case may be, the Vice-Chairman or the Director duly empowered to convene meetings, fail to issue a notice of an extraordinary meeting within thirty (30) days from the receipt of the request for such an extraordinary meeting issued by two (2) or more Directors, as per Article 26, such extraordinary meeting may be called by the Directors requesting such meeting and presided over by a Director selected among such Directors.

ARTICLE 10 - NOTICE OF THE BOARD MEETINGS

33.1.

Unless waived by all members of the Board of Directors and except in the case of a reconvened meeting in accordance with Article 27, notice of a meeting shall be given to each Director by means of email, subsequently confirmed by registered mail or courier, at least thirty (30) days before the date of the meeting.

33.2.

A notice of a meeting shall (i) be written in Chinese and English languages, (ii) specify the place, date and time of the meeting, (iii) state clearly and precisely the agenda of the meeting and (iv) be accompanied by all materials and documents to be considered at the meeting. No business other than that stated in the notice shall be transacted at any meeting without the unanimous consent of all the Directors or their proxy.

ARTICLE 11 - PUBLICATION OF THE BOARD MINUTES

34.1.

Unless a resolution has been taken in accordance with Article 29, within twenty (20) days of any meeting of the Board of Directors, minutes (in English and Chinese) of such meeting shall be prepared by the Board secretary, including attachments and exhibits thereto, and send copies thereof to each Director and Party. The minutes shall contain the names of those Directors present and represented by proxy at such meeting and the decisions and resolutions adopted, and shall be signed by the Chairman of the Board of Directors within thirty (30) days from the date on which the meeting was held. The original minutes shall be kept on file with the Joint Venture Company.

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ARTICLE 12 - REIMBURSEMENT OF BOARD MEMBERS EXPENSES

Directors shall not receive any remuneration, allowance and other fees from the Joint Venture Company. However, reasonable travel expenses, accommodation and other costs and expenses directly incurred by a Director or his proxy in attending the meeting of the Board of Directors shall be borne by the Joint Venture Company against presentation of valid evidence (transportation tickets, hotel and restaurant bills etc.) and a duly signed expense report.

ARTICLE 13 - POWER AND AUTHORITY

The Chairman of the Board is the legal representative of the Joint Venture Company.

The Vice-Chairman, or a Director duly empowered in writing shall represent the Joint Venture Company in case and for the duration the Chairman is unable to exercise his responsibilities for any reason.

The Board of Directors and the Chairman may also delegate authority to the General Manager within the scope and limits determined by the Board of Directors.

ARTICLE 14 - LIMITATION OF POWER OF THE CHAIRMAN

37.1.

Unless otherwise expressly stipulated in this Contract, the Articles of Association of the Joint Venture Company or any resolution of the Board, the extent of the authorities of the Chairman shall be limited to:

(i)	convening and chairing meetings of the Board;

(ii)	voting on proposed resolutions of the Board of Directors, but without any casting vote;

(iii)	signing minutes of meetings of the Board of Directors and resolutions of the Board of Directors prepared by the secretary of the Board of Directors;

(iv)

signing for and on behalf of Joint Venture Company those material contracts, agreement and other documents approved by the Board and which are required to be signed by the legal representative of Joint Venture Company;

(v)	exercising the duties and authorities as a Director; and

(vi)	exercising any other duties and authorities authorized by the Board of Directors.

37.2.

When performing their respective duties, the Chairman and the Vice-Chairman shall observe and abide by the extent of their respective powers as authorized by this Contract, the Articles of Association of Joint Venture Company or the resolutions of the Board of Directors.

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CHAPTER X: COMPANY MANAGEMENT STRUCTURE

ARTICLE 1 - GENERAL MANAGER AND DEPUTY GENERAL MANAGER

38.1

A General Manager shall be appointed by the Board of Directors upon nomination by [The Party not nominated for the Chairman] for a term of office of three (3) years starting from the Business License Date. The positions of General Manager and Deputy General Manager rotate every three years. Once the term of three years has expired and upon mutual consent, the parties may agree to renew the current Chairman and Vice Chairman for another term of three (3) years.

In order to support the General Manager to manage the Joint Venture Company properly and effectively, the Chairman of and the Board of Directors shall give the General Manager appropriate written authorization (depends on specific situation) and authorize the General Manager to act on behalf of the Joint Venture Company to sign contracts, agreements or other documents within the scope of the authority conferred by this Contract, Articles of association or resolutions of Board of Directors.

The General Manager and Deputy General Manager may attend the Board meetings if it is considered necessary by the Board, without any vote right.

The Board of Directors shall be entitled to dismiss the General Manager and the Deputy General Manager at any time in the event of malfeasance or serious negligence by the General Manager or Deputy General Manager. The General Manager and the Deputy General Manager shall not serving in any other economic organization which has any commercial competition with the Joint Venture Company.

38.2

The Joint Venture Company shall have a Deputy General Manager appointed by the Board of Directors upon nomination by [The Party nominated for the Chairman] for a term of three (3) years starting from the Business License Date. The positions of Deputy General Manager and General Manager rotate every three years

The Deputy General Manager shall report to the General Manager.

38.3

The Joint Venture Company shall implement a joint signing system of General Manager and Deputy General Manager. The General Manager and the Deputy General Manager should consult each other before making any decision or taking any action in respect of any matter within the scope of their authorization. If the General Manager and the Deputy General Manager fail to reach agreement, the General Manager and the Deputy General Manager may make a decision or take action first within the scope of their own authorization, but the dissenting manager may refer the matter to the Board of Directors, which shall ratify or cancel such decision or action.

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ARTICLE 2 - ADDITIONAL MANAGEMENT PERSONNEL

39.1

Several department managers shall respectively be in charge of the management of each department of the Joint Venture Company and handle the matters entrusted over by the General Manager and Deputy General Manager, and they shall be appointed by the General Manager and answerable to their supervising General Manager or Deputy General Manager.

39.2

A Finance Manager shall be appointed by the Board of Directors upon nomination by [The Party nominated for the Chairman] for a term of office of three (3) years starting from the Business License Date, and the Finance Manager shall be the financial officer of the Joint Venture Company. A Deputy Finance Manager shall be appointed by the Board of Directors upon nomination by [The Party not nominated for the Chairman] for a term of three (3) years starting from the Business License Date. The positions of Finance Manager and Deputy Finance Manager rotate every three years.

CHAPTER XI: SUPERVISOR

ARTICLE 1 - APPOINTMENT OF SUPERVISOR

40.1.	Joint Venture Company shall have 2 supervisors (“Supervisor”), and [Party A and Party B] each appoint 1 supervisor.

40.2.

The term of the Supervisor shall be three (3) years, provided that he may serve consecutive terms if reappointed by [the appointing Party] upon the expiry of his term. [The appointing Party] may at any time remove for any reason the Supervisor and appoint in lieu thereof another individual to serve the remainder of the relevant term.

ARTICLE 2 - FUNCTIONS AND POWERS OF SUPERVISOR

41.1.	The Supervisor shall diligently and independently exercise the relevant functions and powers as follows in accordance with PRC Law, namely:

(i)	to examine Joint Venture Company’s financial affairs;

(ii)

to supervise the execution of Joint Venture Company duties by the Directors and the senior management personnel and propose to remove the Directors and senior management personnel who violate laws, administrative regulations, the Articles of Association or the decisions of the Board;

(iii)	where an act of the Directors or senior management personnel is harmful to the Joint Venture Company’s interests, to require the Directors or senior management personnel to rectify such act;

(iv)	to give proposals to the Board of Directors;

(v)	to institute proceedings against the Directors and senior management personnel according PRC laws and regulations; and

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(vi)	Other functions and powers specified in the Articles of Association of the Joint Venture Company.

41.2.

The Supervisor may make inquiries or suggestions to the matters to be resolved by the Board. If the Supervisor discovers irregularities in the operation of Joint Venture Company with reasonable ground, it may conduct investigation. If necessary, an accounting firm may be engaged to assist in his/her work. The fees shall be borne by Joint Venture Company.

CHAPTER XII: PURCHASE OF EQUIPMENT, RAW MATERIALS, CONTRACTS AND OTHERS

ARTICLE 1 - MATERIAL OR EQUIPMENT

42.1 The Joint Venture Company shall be free to purchase any material or equipment from suppliers located inside or outside China, Party A and Party B shall provide relevant support. The Joint Venture Company shall firstly consider the supplying sources inside China.

Unless otherwise agreed upon, all transactions between third parties and the Joint Venture Company for the supply or procurement of any equipment, materials or services shall be made on competitive market conditions.

[Party A, Party B and their affiliated enterprises] shall have the position of preferred supplier for any part purchased by the Joint Venture Company and that falls within its manufacturing capabilities. For any such part, [Party A, Party B and their affiliated enterprises] shall have the opportunity to make a proposal that is at a minimum equivalent to that of the lowest bidder after technical approval from the engineering team of the Joint Venture Company.

42.2 Any related party transaction (not limit to transaction of material or equipment) between the Joint Venture Company and one Party or its affiliated enterprises shall require the written consent from the other Party.

CHAPTER XIII: LABOUR MANAGEMENT

ARTICLE 1 - LABOUR POLICIES

In accordance with the relevant PRC laws and regulations, the recruitment, dismissal and resignation, wages, labour insurance, in-kind benefits, bonuses, penalties and other matters concerning managers, staff and workers of the Joint Venture Company shall be set out in the labour contracts to be executed between the Joint Venture Company and its employees individually and in the employee handbook to be provided to and executed by each employee upon execution of their labour contract.

The labour contracts shall, after being executed, be filed for reference with the local labour management department (if applicable).

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ARTICLE 2 - EMPLOYEES

The Joint Venture Company shall be free to recruit and dismiss any of its managers, staff and workers and other personnel, according to relevant PRC laws and regulations.

Recruitment shall be based on the principles of individual qualifications and efficiency. The recruitment procedure may include tests organised by the Joint Venture Company and trial periods shall be provided for in labour contracts.

Senior administrative personnel shall be appointed on the basis of their qualifications, under the same working conditions as the other employees. The wages benefits, rewards and all other related matters of said senior administrative personnel will be decided by the General Manager and approved by the Board of Directors.

The General Manager shall be entitled to increase or decrease the total number of staff and workers, as he shall deem necessary for the efficient operation of the Joint Venture Company.

ARTICLE 3 - LABOUR MANAGEMENT

The Joint Venture Company, acting through the General Manager, shall have the widest authority possible in accordance with the relevant promulgated Chinese labour laws and regulations to implement modern methods of management and quality control, including the power to criticise, educate or take disciplinary action extending to dismissal for cause against workers, staff members and managers for violation of their labour contracts or the rules of the Joint Venture Company. Economic compensation and severance payment regarding staff and workers dismissed for cause shall be made pursuant to the provisions of the labour contracts and relevant Chinese labour laws and regulations.

ARTICLE 4 - LABOUR UNION

The employees of the Joint Venture Company shall have the right to establish a labour union in accordance with relevant PRC laws and regulations, which shall represent the right and interest of the employees.

The Joint Venture Company shall allocate necessary fees for labour union activities. The labour union shall use such funds strictly in accordance with relevant PRC laws and regulations.

CHAPTER XIV: TAXES, FINANCE AND AUDIT

ARTICLE 1 - TAX LIABILITIES

47.1.	The Joint Venture Company shall pay all categories of taxes in accordance with the relevant PRC laws and regulations applicable to the Joint Venture Company.

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47.2.	With the assistance of [Party A], the Joint Venture Company shall apply to the relevant tax authorities for securing any and all applicable preferential tax treatment.

ARTICLE 2 - INDIVIDUAL INCOME TAX

Staff members and workers of the Joint Venture Company shall pay individual income tax according to the “Individual Income Tax Law of the People’s Republic of China”.

ARTICLE 3 - FINANCIAL REPORTS

In the first three (3) months of each fiscal year, the General Manager shall organise the preparation of the previous year’s balance sheet, profit and loss statement and profit distribution plan and submit them for audit in accordance with Article 52 and to a meeting of the Board of Directors for examination and adoption.

The General Manager shall also be responsible for the preparation and submission to both Parties of financial report, in both Chinese and English in the form and within the time periods given by the requiring Party.

ARTICLE 4 - PROFIT DISTRIBUTION

50.1.

The Joint Venture Company shall set aside a reserve fund, a bonus and welfare fund and an enterprise expansion fund in accordance with the stipulations of the Joint Venture Law. The annual proportion of allocations shall be discussed and decided by the Board of Directors according to the business situation of the Joint Venture Company and applicable PRC laws and regulations.

50.2.

The Joint Venture Company shall make a profit distribution at least once a year from the time when the Joint Venture Company has distributable profits. No later than seven (7) days prior to the scheduled meeting of the Board of Directors deciding on profit distribution, the General Manager shall prepare a profit distribution plan which shall be transmitted to each Director for review and consultation.

50.3.

After taxes are paid and allocations are made to the ftmds in accordance with Article 50.1 above, the Board of Directors shall declare the distributable profit for the year. Unless otherwise decided by the Board of Directors, dividends shall be distributed to each Party within sixty (60) days from the date on which the Board of Directors has decided the distribution, according to the proportion of the Registered Capital actually contributed by each Party as of the end of the previous fiscal year. The profit shall be calculated in RMB and, for the dividends payable to [Party B], converted by the Joint Venture Company into Euros at the prevailing exchange rate between Renminbi and Euros on the date the payment to [Party B] is made. Unless prohibited by Chinese law, the payment of dividend to [Party B] shall be made in Euros.

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ARTICLE 5 - ACCOUNTING RULES

51.1.

The Joint Venture Company’s fiscal year begins on January 1 and ends on December 31. The first fiscal year of the Joint Venture Company shall commence on the Business License Date and end on December 31 of the same year. The last fiscal year of the Joint Venture Company shall start on January 1 of the year of termination and end on the date of termination.

51.2.

The bookkeeping and accounting systems of the Joint Venture Company shall comply with relevant PRC laws and regulations and internationally accepted accounting practices. To the fullest extent permitted by applicable Chinese laws and regulations, the Joint Venture Company shall adopt the operating and financial procedures and requirements of [Party A and Party B] . In addition, the Joint Venture Company shall keep, at its sole expense, accounts in accordance with internationally accepted accounting principles and practices so as to allow [Party A and Party B] to comply with its consolidated accounting obligations.

51.3.

The Joint Venture Company shall use the RMB as its bookkeeping currency, but may also adopt Euro or other foreign currencies as supplementary bookkeeping currencies. The conversion of Euros or other foreign currencies into Renrninbi for accounting purposes shall be calculated according to the average of the buying and selling rates announced by the People’s Bank of China for the relevant currency on the date of the relevant transaction.

51.4.	The Joint Venture Company shall adopt the debit-credit bookkeeping method in accordance with the relevant Chinese laws and regulations.

51.5.

Fixed assets of the Joint Venture Company shall be depreciated according to the straight-line method and for the periods provided under relevant Chinese laws and regulations, provided however that the Joint Venture Company may be entitled (i) to adopt, upon specific circumstances, shortened depreciation periods for some fixed assets upon application to the relevant tax authorities in accordance with the relevant Chinese laws and regulations and/or (ii) to benefit from any more favourable depreciation method.

51.6.	All statements, reports, commercial documents and account books shall be written in both Chinese and English.

ARTICLE 6 - AUDIT

A financial audit of the Joint Venture Company’s accounts shall be conducted each year by an accounting firm registered in China appointed by the Board of Directors, and the resulting reports shall be submitted to the Board of Directors and the General Manager.

Upon advance notice to the Joint Venture Company, either Party may invite a registered accountant or auditor of its choice to undertake a managing audit of the accounts of the Joint Venture Company. In such case, all the necessary costs thereof shall be borne by such Party. The Party requesting such audit shall ensure that they do not unreasonably interfere with or delay the legitimate activities of the Joint Venture Company.

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ARTICLE 7 - FOREIGN EXCHANGE

Any and all foreign currency operations will be carried out according to the relevant PRC laws and regulations.

The Joint Venture Company may use all currency exchange methods available in China to cover all of its foreign currency requirements and it may apply for and obtain any and all authorisations that are or may from time to time become necessary to use any and all of these methods.

CHAPTER XV: DURATION AND TERMINATION OF THE JOINT VENTURE COMPANY

ARTICLE 1 - DURATION OF THE JOINT VENTURE COMPANY

The duration of the Joint Venture Company is twenty [20] years commencing from the Business License Date, unless the Parties otherwise agree to extend the duration in accordance with PRC Law.

ARTICLE 2 - EARLY TERMINATION

55.1.	Notice requiring the early termination of this Contract and the dissolution of the Joint Venture Company (hereinafter referred to as the “Termination Notice”) may be served in the following cases:

(i)

by any Party if the accumulated losses of the Joint Venture Company exceed two thirds (2/3) of its Registered Capital or the Joint Venture Company is suffering heavy losses that the Board of Directors believes cannot be recovered; such notice shall only be valid if served no later than three (3) months after the date of the Board meeting convened to approve accounts showing such losses;

(ii)	by a Party not affected by a Force Majeure event, as defined in Article 62;

(iii)

by any Party if any permit or authorisation required by PRC laws and regulations for the performance of this Contract is not obtained or is withdrawn or modified or is not renewed at any time within the duration of the Joint Venture Company;

(iv)	by any Party if all or a material portion of assets or property of that Party or the Joint Venture Company in PRC are expropriated or requisitioned;

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(v)	by any Party in case of a Deadlock situation and no solution can be reached in accordance with Article 30;

(vi)

by any Party entitled to do so under Article 60.3 if the other Party is in Material Breach as defined in Article 60.2 and has failed to remedy the same following the receipt of a Notice of Material Breach;

(vii)	by any Party if the other Party transfers its interest in the Joint Venture Contract in violation of this Contract;

(viii)	by Party A if the Joint Venture Company fails to perform its obligations set under Article 15.1, section 6 and the relevant service agreement.

by Party B if the Joint Venture Company fails to perform its obligations set under Article 15.2, section 3 and the relevant service agreement.

55.2.

With respect to circumstances contemplated in Articles 55.1 (ii), (vi) and (vii), in case a Party sends a Termination Notice to the other Party, the Party sending the Termination Notice shall have the option, to be exercised no later than at the meeting of the Board of Directors as provided in Article 55.3 below, to purchase (or cause a third party of its choice to purchase), and the other Party shall have the obligation to sell, all of the other Party’s interest in the Registered Capital of the Joint Venture Company.

With respect to circumstances contemplated in Articles 55.1 (i), (iii), (iv) and (v), in case a Party sends a Termination Notice to the other Party, the Party receiving the Termination Notice shall have the option, to be exercised no later than at the meeting of the Board of Directors as provided in Article 55.3 below, to purchase (or cause a third party of its choice to purchase), and the other Party shall have the obligation to sell, all of the other Party’s interest in the Registered Capital of the Joint Venture Company.

55.3.

Following the service or receipt of a Termination Notice, a meeting of the Board of Directors shall take place within two (2) months (except as contemplated in 55 .1 (ii) above in which case the time-limit set forth in Article 62 shall apply), and the Parties shall cause the Directors they appointed to attend or be represented by proxy at the said meeting and to vote in such way that the Board of Directors shall adopt a unanimous resolution for the early termination and dissolution of the Joint Venture Company and shall apply to the Registration Authorities accordingly (if needed), unless by the date of such meeting:

(i)

the Party sending a Termination Notice has exercised its option to purchase (or to cause a third party of its choice to purchase) the entire interest of the other Party in accordance with Article 55.2; or

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(ii)

the Party receiving a Termination Notice has exercised its option to purchase (or to cause a third party of its choice to purchase) the entire interest of the other Party in accordance with Article 55.2.

CHAPTER XVI: DISSOLUTION AND LIQUIDATION

ARTICLE 1 - DISSOLUTION AND LIQUIDATION

56.1.	The dissolution and liquidation of the Joint Venture Company shall be conducted in accordance with relevant PRC laws and regulations.

In the event that the Joint Venture Company shall be dissolved and liquidated in accordance with Article 55.3 and applicable PRC laws and regulations, a liquidation committee shall be set up (the “Liquidation Committee”). The Liquidation Committee shall consist of all the Directors or the representatives authorized by the Directors of the Joint Venture Company; it may engage one (1) auditor or attorney-at-law to assist the Liquidation Committee members in the liquidation procedure. The Chairman of the Board shall be the Chairman of the Liquidation Committee.

56.2.

Each member of the Liquidation Committee shall have the right to vote on matters to be decided at the meetings of the Liquidation Committee and such matters shall be decided by a simple majority vote of the members present at such meeting.

56.3.

The Liquidation Committee shall inspect and evaluate all the assets (including without limitation, tangible and intangible assets, properties and accounts receivable), indebtedness and other liabilities of the Joint Venture Company and shall prepare a balance sheet for use in the liquidation of the Joint Venture Company.

56.4.

The Liquidation Committee shall prepare a liquidation plan (hereinafter referred to as the “Liquidation Plan”) for the Joint Venture Company in accordance with this Joint Venture Contract, the Articles of Association and the relevant provisions of applicable laws and regulations.

56.5.

For the purpose of preparing the Liquidation Plan, the Liquidation Committee shall choose and appoint a Chinese certified public accounting firm (approved by both Parties) duly registered in China (hereinafter referred to as the “Asset Valuation Institution”), and cause such Asset Valuation Institution to carry out the inspection of all the assets, indebtedness and other liabilities of the Joint Venture Company and a detailed valuation of all such assets (hereinafter referred to as the “Liquidation Value”). The Liquidation Committee shall notify each Party of the Liquidation Value within thirty (30) days after the appointment of the Asset Valuation Institution (hereinafter referred to as the “Liquidation Value Notice”).

56.6.

Either Party may, within fifteen (15) days of the date of issuance of the Liquidation Value Notice, notify the other Party of its refusal to accept the Liquidation Value on any or all of the assets subject to liquidation (hereinafter referred to as the “Refusal Notice”).

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Should either Party notify the other Party with such Refusal Notice within the relevant time period set forth here above, the Parties shall, within fifteen (15) days of such Refusal Notice, agree upon a revised liquidation value (hereinafter referred to as the “Revised Liquidation Value”) on any or all of the assets of the Joint Venture Company to be liquidated.

Failure by the Parties to reach an agreement on a Revised Liquidation Value within fifteen (15) days of the Refusal Notice or failure by either Party to notify the other Party with such Refusal Notice within fifteen (15) days of the date of issuance of the Liquidation Value Notice shall be deemed to constitute agreement to the Liquidation Value.

56.7.

The Liquidation Committee shall in the preparation and implementation of the Liquidation Plan make its best effort to sell the assets of the Joint Venture Company at the highest price to a Party or any third parties.

56.8.

The Liquidation Committee shall submit the Liquidation Plan established on the basis of the liquidation price of each the Joint Venture Company’s assets to the Board of Directors for approval, and the Parties agree to cause the Directors they appointed to the Board of Directors to vote in favour of such Liquidation Plan.

56.9.	During the liquidation of the Joint Venture Company, the Liquidation Committee shall represent the Joint Venture Company in bringing or defending any legal actions.

56.10.	Any liquidation expenses and remuneration payable to the members of the Liquidation Committee shall be paid before payment of other expenses.

56.11.

The amount remaining after payment in full of the liquidation costs and all debts and liabilities shall be distributed to the Parties in proportion to their interests in the Registered Capital of the Joint Venture Company at such time.

56.12.

Upon completion of the liquidation of the Joint Venture Company, the Board of Directors shall inspect all the account books and documents of the Joint Venture Company, after confirmation of the accuracy thereof, such account books and documents shall be kept by [Party A and Party B].

56.13.

Upon completion of the liquidation of the Joint Venture Company, the Liquidation Committee shall submit a liquidation report. After approval by the Board of Directors, the report shall be filed with the Registration Authorities. Application shall then be made for de-registration and cancellation of the business license of the Joint Venture Company.

56.14.

In preparation and execution of the Liquidation Plan, either Party shall have priority over all installations, machinery, equipment and any other items of a proprietary nature which such Party provided to the Joint Venture Company and/or which were purchased by the Joint Venture Company under the agreements with such Party or its affiliated enterprises.

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56.15.

The industrial property rights owned by the Joint Venture Company shall be allocated to the Party or a third party offering the highest price subject to the terms and conditions set out under the paragraph below, who shall in return grant to the other Party or Parties a non-exclusive license on such rights for their remaining duration, without geographic limitation, but with no right to sublicense.

In the event a third party offers a higher offer compared to that of the Parties, the Party to this Contract that has given the higher offer for the industrial property rights shall have a last call. Such Party shall declare within 10 business days from the date it is notified that a third party has submitted a higher offer, whether or not such Party will match the price offered by the third party, and if it declares so in the affirmative, that Party will receive the allocation of the industrial property rights, subject to the non-exclusive license to the other Party as provided under the preceding paragraph.

CHAPTER XVII: INSURANCE

ARTICLE 1 - INSURANCE

Unless the Joint Venture Company is insured by the master policy of [Party A or Party B], all insurance policies of the Joint Venture Company shall be underwritten with Chinese or foreign insurance companies licensed to carry on business in China.

CHAPTER XVIII: AMENDMENTS TO THE CONTRACT

ARTICLE 1- AMENDMENT AND ALTERATION

Amendments to this Contract shall require a written agreement signed by both Parties, and shall come into force upon signature.

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CHAPTER XIX: LIABILITIES FOR BREACH OF CONTRACT

ARTICLE 1 - LIABILITY FOR BREACH OF CONTRACT

Should it be impossible to perform all or part of the Contract, or the Articles of Association of the Joint Venture Company owing to the fault of one Party, the Party at fault (hereinafter referred to as the “Defaulting Party”) shall bear the liabilities for the breach of this Contract.

Should both Parties have committed a fault resulting in an impossibility to perform all or part of this Contract, or the Articles of Association of the Joint Venture Company, each Party shall assume a liability (including the damages it has caused to the other Party and to the Joint Venture Company) proportional to the gravity of its fault.

ARTICLE 2 - MATERIAL BREACH

60.1.

Should any Party fail to make on schedule and in the exact value its contribution to the Registered Capital set forth in Article 11 above or to any increase of Registered Capital, then, notwithstanding any other provision contained in this Contract, the Defaulting Party shall pay to the Joint Venture Company two per cent (2%) of the overdue capital contribution per month of delay as a penalty for breach of this Contract.

60.2.	The following shall be deemed to be material breach (“Material Breach”) for the purposes of this Contract:

(a)

any Party’s failure to cause any Director it appointed either (i) to vote the following decisions or, (ii) to attend in person or by proxy the Board of Directors meeting where decisions in accordance with the following provisions were to be made, thereby preventing the Board of Directors to take the expected decision in the meeting where the agenda included such decision:

(i)	approval of Transfer of Interest in the Registered Capital of the Joint Venture Company in any cases set out in Articles 14 or 55.2 above;

(ii)	dissolution of the Joint Venture Company in any of the circumstances set out in Article 55 above;

(b)	any Party’s failure to make, for more than sixty (60) days after it becomes due, its contributions to the Registered Capital;

(c)	any Party’s breach of its non-competition obligations under Article 21 above;

(d)	failure by a Party to perform one of its substantial obligations under this Contract which materially affects the Joint Venture Company in carrying out its business in accordance with this Contract;

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60.3.

Upon the occurrence of Material Breach of this Contract, the Non-Defaulting Party shall notify in writing the Defaulting Party to remedy within thirty (30) days such Material Breach (hereinafter referred to as “Notice of Material Breach”). If the Defaulting Party has not remedied such Material Breach within thirty (30) days of such Notice of Material Breach, the Non-Defaulting Party may issue a Termination Notice in accordance with Article 55.1.

ARTICLE 3 - COMPENSATION FOR BREACH OF CONTRACT

Notwithstanding the provisions set forth in Article 60, if the Joint Venture Company or the other Party incurs any cost or expense or additional obligation, including any obligation to pay money, or suffers any loss, other than loss of profits or indirect or consequential damages, as a result of any breach of this Contract, the Defaulting Party shall compensate the Joint Venture Company and/or the Non-Defaulting Party, as the case may be, for the amount of such cost, expense, payment obligation or direct loss which it has incurred, including any interest paid, payable or foregone as a result thereof.

Any payment made to any Party in pursuance of Articles 59 and 60 of this Contract or this Article 61, shall be made in the same currency as that in which the capital contributions of the said Party were made or, in case of in kind contributions, valued.

CHAPTER XX: FORCE MAJEURE

ARTICLE 1 - FORCE MAJEURE

62.1.

Force Majeure shall mean any event which is unforeseen or beyond the control of either or both Parties and/or the Joint Venture Company, or if foreseen, unavoidable, and which arises after the date of the execution of this Contract and which prevents total or partial performance of this Contract by either Party and/or the fulfilment of the Joint Venture Company’s business objectives. Events of Force Majeure shall include general strikes, or fires not attributable to the negligence or misconduct of a Party or the Joint Venture Company, floods, earthquakes, typhoons, or other natural disasters, epidemics or war (whether or not declared), civil commotion, action of any government, legislature, court or other governmental authority or organisation exercising or claiming to exercise powers of a government or governmental authority, blockades, export and import prohibitions, currency restrictions, shortage or interruption of energy, raw materials or transportation.

62.2.

If an event of Force Majeure occurs, the performance of the contractual obligations under this Contract of the Party or Parties affected by such Force Majeure shall, to the extent and for the duration that they are affected by such Force Majeure event, be suspended and shall automatically be extended, without penalty, for a period equal to such suspension. A Party claiming Force Majeure shall promptly give notice to the other Party by appropriate means, and shall furnish reasonably substantial proof of the occurrence and duration of the adverse consequences of such Force Majeure. A Party claiming Force Majeure shall also use all reasonable efforts to mitigate or terminate the effects of Force Majeure on its obligations under this Contract.

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62.3.

If an event of Force Majeure occurs, the Parties shall immediately consult with each other in order to find an equitable solution and shall use all reasonable efforts to minimise the consequences of such event of Force Majeure. If the Force Majeure event lasts for six (6) months or more and the Parties are unable to find a solution within six (6) months from the occurrence of such Force Majeure event, a Party not affected by the Force Majeure event (i.e. the Party not having notified the Force Majeure event) shall have the right to issue a Termination Notice pursuant to Article 55.1 (ii). Notwithstanding Article 55.3, the meeting of the Board of Directors shall have to be held within twenty (20) days from the receipt of the Termination Notice.

CHAPTER XXI: APPLICABLE LAW

ARTICLE 1 - APPLICABLE LAW

The formation, validity, interpretation and performance of this Contract and the settlement of any dispute regarding this Contract shall be governed by the laws of the People’s Republic of China.

If after the signing of this Contract (a) any existing Chinese law is changed or any new Chinese law is introduced which is applicable to the Joint Venture Company or the activities of the Parties, and (b) the effect of such changed or new Chinese law is either to provide for preferential treatment to or has an adverse effect on the Joint Venture Company or one of the Parties, then:

(1)

if the changed or new Chinese law is more favourable to the Joint Venture Company or to one of the Parties than the Chinese law in effect on the date this Contract was signed (and the other Party is not materially or adversely affected), the Joint Venture Company shall promptly apply to receive the benefits of such changed or new Chinese law. All Parties shall use their best efforts to have such application approved by the relevant authorities (if needed); and

(2)

if, because of such changed or new Chinese law, one of the Parties’ economic benefits under this Contract are materially and adversely affected, directly or indirectly, then the Parties shall promptly consult with each other and use their best endeavours to implement any adjustment necessary to maintain each Party’s economic benefits it would have derived if such changed or new Chinese law had not been promulgated.

CHAPTER XXII: SETTLEMENT OF DISPUTES

ARTICLE 1 - CONSULTATION

Following the issuance of a notice (hereinafter referred to as the “Dispute Notice”) by either Party raising a dispute arising out of or in connection with this Contract, the Parties shall use their best efforts to resolve and settle amicably through consultations any such dispute.

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ARTICLE 2 - ARBITRATION

65.1.

If such a dispute cannot be settled amicably through consultations within ninety (90) days from receipt by a Party of the Dispute Notice, it shall then be finally settled under the Rules of Hong Kong International Arbitration Center (“Rules”) by three (3) arbitrators appointed in accordance with the said Rules.

65.2

The arbitration proceedings shall be held under the auspices of the Hong Kong International Arbitration Center Court in the Hong Kong Special Administrative Region of the People’s Republic of China according to the said Rules.

65.3.

In rendering their decision, the arbitrators shall consider (i) the intent of the Parties insofar as it can be determined from this Contract, and the Articles of Association of the Joint Venture Company, (ii) published and publicly available PRC laws, regulations and (iii) generally accepted standards and principles of international law and practice as they have been applied by international tribunals in the arbitration and resolution of similar disputes.

65.4.	The arbitration proceedings shall be conducted in English and Chinese.

65.5	The interpretation of this arbitration clause shall be in accordance with the laws of the People’s Republic of China.

ARTICLE 3 - PERFORMANCE OF THE CONTRACT DURING ARBITRATION

During the arbitration procedure, except for the elements over which the Parties have a dispute under arbitration, the performance of this Contract shall continue, unless the Joint Venture Company has been duly dissolved and liquidated.

CHAPTER XXIII: LANGUAGE

ARTICLE 1 - LANGUAGE

This Contract is written in both Chinese and English, it being acknowledged by the Parties that these versions are consistent in all material respects. Both language versions shall have the same legal effect.

In case of conflict between the meanings of the corresponding clauses in the Chinese and English versions, both Parties shall first use their best efforts to resolve and settle amicably through consultations in accordance with Article 64. If the Parties are unable to resolve the dispute in accordance with Article 64, either Party may submit the dispute to arbitration. The arbitrators shall consider the purpose and effect of the conflicting provisions and other related provisions of this Contract and the Articles of Association and adopt the interpretation that is most consistent with the intentions of the Parties at the time the Contract was signed.

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CHAPTER XXIV: MISCELLANEOUS

ARTICLE 68 - ENTIRE AGREEMENT

This Contract constitute the entire agreement between the Parties concerning the subject matter of this Contract and shall supersede all previous documents, discussions, letters of intent, supplemental letters of intent, memorandum of understanding, negotiations and agreements between them in this respect.

ARTICLE 69 - CONFIDENTIALITY

The Parties shall not disclose and shall take necessary measures in order to ensure the confidentiality of any information concerning, the Joint Venture Company’s business management, technology, customer lists, sales and financial affairs, except as may be required by law or unless such information has been disclosed through other means than breach of this obligation of confidentiality.

In addition, either Party and the Joint Venture Company shall not disclose and shall take necessary measures in order to ensure the confidentiality of any information concerning all proprietary technology, know-how provided by the other Party or any of its affiliates under this Contract and the Articles of Association of the Joint Venture Company, unless

(i)	such information has become public through other means than breach of this obligation of confidentiality, or

(ii)	such information is disclosed with the express consent of the other Party, or

(iii)

the disclosure of such information is required by law or government order. Any Party (or Joint Venture Company) shall, before making such disclosure according to the law and government order, notify the other Party and the Joint Venture Company (or Party A and Party B) about the content of disclosure.

ARTICLE 70 - NOTICE

70.1.

All notices and communications made pursuant to this Contract shall be in writing and delivered personally, sent by registered mail or courier, or transmitted by email (followed by registered mail or courier) to the following address and addressee.

If to [Party A]: To the attention of Mr. [Guo Hongguang]

Changchun FAWSN Science & Technology Development Co. Ltd

Address: Changchun Jinhu Road No. 1357H, postcode 130000

Email: [guohongguang@fawsn.com.cn]

If to [Party B]: To the attention of Mr. [ Enric Asuncion]

[WALL BOX CHARGERS].

Address: C/Josep Ros i Ros 21A at Sant Andreu de la Barca - Barcelona, postcode: 08740

Email: [enric@wallbox.com]

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70.2.

Such notices and communications shall be deemed to have been received (i) on the date of delivery if delivered personally, (ii) on the date of the confirmation of receipt or ten (10) days after mailing, whichever is earlier, if sent or followed by registered mail or courier with an email first.

ARTICLE 71 - EXECUTION

This Contract is signed on [2018-11-22] by the authorised representatives of the Parties in [Suzhou] in Six (6) original copies in each language with one (1) retained by each Party, one (1) retained by Joint Venture Company and the remaining originals for registration purpose. This Contract shall become effective as from the date of signature (the “Effective Date”).

CHANGCHUN FAWSN SCIENCE &
TECHNOLOGY DEVELOPMENT CO. LTD	WALLBOX CHARGERS SL

[Guo Hongguang] General Manager	[Enric Asuncion] CEO